Filed pursuant to Rule No. 424(b)(3)

File Number 333-137289

Prospectus Supplement No. 1

(to Prospectus dated September 25, 2006)

AMERICAN TECHNOLOGY CORPORATION

6,939,992 SHARES

COMMON STOCK

This Prospectus Supplement No. 1 supplements our prospectus dated September 25, 2006. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 1 in conjunction with the prospectus listed above.

Amendments to Selling Stockholder Table

On October 25, 2006, ICF, LLC distributed the 1,793,589 shares, and warrants exercisable for 717,436 shares, of our common stock that it received in the August 2006 Financing to each of its members.

As a result of these transfers, the information relating to ICF and the footnote related to it contained in the table of selling stockholders listed in the prospectus is hereby replaced with the following information concerning ICF’s transferees, who will be selling stockholders under the prospectus. The information below is based on information provided by the selling stockholders as of October 1, 2006, unless otherwise noted, supplemented to reflect the transfers. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date as of which they provided this information.

Except as described below, none of these selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement the prospectus from time to time to update the disclosure set forth below.

Each of the selling stockholders identified below that is affiliated with a registered broker-dealer purchased the securities described under the heading “Issuance of Securities to Selling Stockholders” in the ordinary course of business and does not have any agreement or understandings, directly or indirectly, to distribute the shares offered by this prospectus.

Name of Selling Stockholder	Common Stock Acquired in August 2006 Financing	Common Stock Underlying Warrant Acquired in August 2006 Financing (1)	Total Common Stock Beneficially Owned Before Offering	Maximum Shares Offered Hereby	Shares of Common Stock Beneficially Owned After Offering (2)
	Number	Number	Number	Percentage+	Number	Number	Percentage+
						—	—
Scot Cohen (3)	575,641	230,256	645,641	0.02	805,897	—	—
Ganesha Investments LLP (4)	205,128	82,051	205,128	0.01	287,179	—	—
Abraham Wolfson (5)	25,641	10,256	141,026	*	35,897	—	—
South Ferry #2, LP (6)	115,385	46,154	115,385	*	161,539	—	—
EL Equities, LLC (7)	38,461	15,384	38,461	*	53,845	—	—
Morris Wolfson (8)	25,641	10,256	141,026	*	35,897	—	—
Aaron Wolfson (9)	51,282	20,513	166,667	0.01	71,795	—	—
American Capital Management LLC (10)	128,205	51,282	128,205	*	179,487	—	—
Carlos J. Conde (11)	76,923	30,769	76,923	*	107,692	—	—
Ari S. Goldman	51,282	20,513	51,282	*	71,795	—	—
Scot Jason Cohen Foundation Inc. (12)	51,282	20,513	51,282	*	71,795	—	—
Cam Gallagher	51,282	20,513	57,282	*	71,795	—	—
United Systems Investments Limited (13)	51,282	20,513	51,282	*	71,795	—	—
Philip Mirabelli (14)	25,641	10,256	153,846	0.01	35,897	—	—
Jonathan Manela (15)	25,641	10,256	25,641	*	35,897	—	—
Abbe Berman Foundation Trust (16)	25,641	10,256	25,641	*	35,897	—	—
Colman Abbe (17)	25,641	10,256	76,923	*	35,897	—	—
Richard K. Abbe custodian for Talia Abbe (18)	42,735	17,094	42,735	*	59,830	—	—
Richard K. Abbe custodian for Samantha Abbe (18)	42,735	17,094	42,735	*	59,829	—	—
Richard K. Abbe custodian for Bennett Abbe (18)	42,735	17,094	42,735	*	59,829	—	—
Gary Malhotra	25,641	10,256	25,641	*	35,897	—	—
Merav Abbe Trust (19)	25,641	10,256	25,641	*	35,897	—	—
Joshua Silverman (20)	12,821	5,128	1,038,462	0.04	17,949	—	—
James Mcnally (21)	38,461	15,384	38,461	*	53,845	—	—
Ryan Estis	12,821	5,128	12,821	*	17,949	—	—
			645,641			—	—

Total	1,793,589	717,436	3,420,872	0.12	2,511,025

(1)	These warrants were issued in connection with purchases of common stock by the predecessor of the selling stockholder in the August 2006 Financing. These warrants are not exercisable within 60 days of October 25, 2006 and, therefore the common stock underlying these warrants are not shown as being beneficially owned in the selling stockholder table.

(2)	Assumes that all shares included in this prospectus and any other shares held before the commencement of the offering are sold and that the selling stockholders do not acquire any additional shares of our common stock.

(3)	Information regarding beneficial ownership is provided as of September 5, 2006.

(4)	Siman J. Evans is the partner of and has voting and dispositive power with respect to the shares held by Ganesha Investments LLP.

(5)	Abraham Wolfson is a general partner of and shares voting and dispositive power with respect to the shares held by South Ferry #2, LP. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 115,385 shares held by South Ferry #2, LP. Mr. Wolfson disclaims beneficial ownership of the shares held by South Ferry #2, LP. Information regarding beneficial ownership is provided as of October 18, 2006.

(6)	Abraham Wolfson and Aaron Wolfson are the general partners of, and Morris Wolfson is the portfolio manager of, and each shares voting and dispositive power with respect to, the shares held by South Ferry #2, LP. Abraham Wolfson, Aaron Wolfson and Morris Wolfson each disclaims beneficial ownership of the shares held by South Ferry #2, LP. Information regarding beneficial ownership is provided as of October 18, 2006.

(7)	Eli Leviton is the manager of and has voting and dispositive power with respect to the shares held by EL Equities, LLC. Information regarding beneficial ownership is provided as of October 18, 2006.

(8)	Morris Wolfson is the portfolio manager of and shares voting and dispositive power with respect to the shares held by South Ferry #2, LP. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 115,385 shares held by South Ferry #2, LP. Mr. Wolfson disclaims beneficial ownership of the shares held by South Ferry #2, LP. Information regarding beneficial ownership is provided as of October 18, 2006.

(9)	Aaron Wolfson is a general partner of and shares voting and dispositive power with respect to the shares held by South Ferry #2, LP. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 115,385 shares held by South Ferry #2, LP. Mr. Wolfson disclaims beneficial ownership of the shares held by South Ferry #2, LP. Information regarding beneficial ownership is provided as of October 5, 2006.

(10)	Philip Mirabelli has voting and dispositive power with respect to the shares held by American Capital Management LLC.

(11)	Mr. Conde is an affiliate of Olympus Securities, a registered broker-dealer.

(12)	Phyllis Cohen has voting and dispositive power with respect to the shares held by Scot Jason Cohen Foundation Inc.

(13)	Moses Kraus has voting and dispositive power with respect to the shares held by United Systems Investments Limited.

(14)	Philip Mirabelli has voting and dispositive power with respect to the shares held by American Capital Management LLC. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 128,205 shares held by American Capital Management LLC. Mr. Mirabelli disclaims beneficial ownership of the shares held by American Capital Management LLC. Information regarding beneficial ownership is provided as of September 26, 2006.

(15)	Mr. Manela is an affiliate of Smith Barney, a registered broker-dealer. Information regarding beneficial ownership is provided as of October 2, 2006.

(16)	Colman Abbe is the trustee of the Abbe Berman Foundation Trust and has voting and dispositive power with respect to the shares held by it.

(17)	Colman Abbe is the trustee and has voting and dispositive power with respect to the shares held by the Merav Abbe Trust and the Abbe Berman Foundation Trust. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 25,641 shares held by the Merav Abbe Trust, and 25,641 shares held by the Abbe Berman Foundation Trust. Mr. Abbe disclaims beneficial ownership of the shares held by the Merav Abbe Trust and the Abbe Berman Foundation Trust.

(18)	Richard K. Abbe has voting and dispositive power with respect to the shares held as custodian for Talia Abbe, Samantha Abbe and Bennett Abbe.

(19)	Colman Abbe is the trustee of the Merav Abbe Trust and has voting and dispositive power with respect to the shares held by it.

(20)	Joshua Silverman has voting and dispositive power with respect to the shares held by Iroquois Master Fund Ltd. The amount shown under “Total Common Stock Beneficially Owned Before Offering” includes 1,025,641 shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund Ltd. Information regarding beneficial ownership is provided as of September 5, 2006.

(21)	Information regarding beneficial ownership is provided as of September 15, 2006.

*	Less than one percent.

+	Percentage ownership based on 29,355,727 shares of common stock outstanding as of August 7, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to those shares.

The date of this prospectus supplement is November 1, 2006.